July 26, 2007

Page #

EXHIBIT 99.2

To 8-K dated July 30, 2007

Second Quarter Earnings Release

Seacoast Banking Corporation

18327742

Dennis S. Hudson

July 26, 2007

10:00 a.m. Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Second Quarter Earnings Release.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session. Please note that this conference is being recorded.  I will now turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you very much and welcome to our Second Quarter 2007 Earnings Conference Call.  Before I begin, I’d like to direct your attention to the statement contained at the end of our press release regarding forward statements. During the call we may be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Acts and accordingly our comments are intended to be covered within the meaning of Section 27A of that Act.  We’ve also posted a few slides on our website that we’ll refer to in our comments.  Feel free to visit seacoastbanking.net and click on Presentations at the bottom of the Investor Relations listing to view those slides as we continue on with our comments.  With me today are Bill Hahl, our Chief Financial Officer; as well as Doug Gilbert, our Vice Chairman and Chief Credit Officer; and also with us today is Russ Holland, our Executive Vice President in charge of commercial lending.  All of us will be here and available to answer questions following a few remarks.

This continues to be a difficult year for Seacoast.  This quarter our operating earnings (pre-provision) were roughly flat with the first quarter of the year.  The slowing residential real estate market in South Florida, combined with a difficult interest rate environment continues to affect our revenue growth and our deposit growth.  Overhead also grew this quarter as we continued the build out of our new team in Fort Lauderdale and as we continued our previously announced efforts to take advantage of the market disruption that has occurred in our Treasure Coast market.  You’ll recall that our two largest local competitors were acquired earlier this year by National City Corporation in Cleveland, Ohio.  We were successful late last quarter and this quarter in recruiting a number of new production personnel as a result and we are pleased with the impact this is having on building our new business pipelines.

Loan growth this quarter remains strong and continued to be in the 8% to 10% range that we have been projecting since the beginning of the year.  Our success in growing deposits, both out of the disruption discussed earlier and through our market expansion, has been offset with a continuation of a difficult environment.  While our South Florida markets seem to have worked through a great deal of the effects of the slowing residential real estate market and the impact this had on core deposit growth, we continue to see average balance declines during the quarter, particularly in the Orlando market which seem to feel these effects a little later than South Florida.

During the quarter our provision for loan losses totaled $1.1 million. This represented an increase over the prior quarter and was partly due to loan growth and also due to continuing soft market conditions.  We continue to believe that there will be some lumpiness in the level of non-performing assets in the coming quarters, just as we have seen over the past three quarters. Charge-offs remain very low at only 3 basis points this year and are expected to remain low given the secured nature of our lending activities.

In South Florida, we continue to see signs of improvement with regard to the residential real estate market, which could suggest we are nearing the end of the impact this has had on our deposit growth.  Bear in mind, however, that we also are in our summer season and will not likely see deposit growth until late this year and early 2008.

Now I’d like to turn the call over to Bill who will make a few additional comments before we open it up for a few questions.

William Hahl:

Thank you Denny.  My comments this morning will cover revenue growth, loan growth, deposit costs and growth, credit quality impacts, and overhead.  Total revenues for the quarter were $28.2 million, up $536,000 over the first quarter.  Noninterest income improved with increased revenues from wealth management fees, marine finance fees, and service charges on deposits.  Net interest income was up as net interest margin increased, as predicted, from our investment securities restructuring in the first quarter.  The net interest margin increase was in line with our forecast, which was 17 basis points higher at 4.09% for the quarter.  Interest income from loans was up $380,000 or 2.35% linked quarter unannualized with improved loan growth of $70 million during the quarter and total year-to-date loan growth of $80 million, which is an annualized 9.2% increase for the first six months.

Commercial loan production during the quarter was very good and totaled $115 million, up from $76 million in production in the first quarter.  These loan growth characteristics are consistent with our prior guidance suggesting that we expected loan growth for the year to be in the high single digits and would likely experience lumpy quarter-to-quarter growth as a result of unpredictable loan pay downs on completed residential construction projects.  We now believe the loan growth for the year should be at the high end of our forecast, which was 8% to 10%.

Costs of deposits, as Denny mentioned, have increased during the quarter.  They were up 19 basis points on a linked quarter basis from first quarter, and that was an increase over the 15 basis points.  This resulted primarily from noninterest bearing deposit declines due to normal seasonal runoff and some result of the slowing real estate markets impact, as Denny mentioned, affecting the Orlando region.  In addition, deposit pricing and the return of aggressive CD offerings by competitors caused deposit migration to accelerate during the quarter.  The deposit cost negative impacts will continue to squeeze current spreads on earning assets; therefore, net interest income growth will come entirely as a result of future loan growth.  We believe that the margin will remain under pressure from the same deposit issues during the remainder of 2007.  Average interest bearing deposit growth, as Denny mentioned, was very good in the second quarter at 8.3%, but was offset by declines in the noninterest bearing balances.  We expect deposit growth to continue to be challenged by the weak residential markets and further declines to occur as construction projects are completed and escrow deposits are withdrawn. Offsetting will be the new deposits from our expanded markets and success with our marketing and selling to new National City customers.  One quick success story related to the National City:  This quarter, we successfully obtained a deposit relationship of a local municipality and these balances, in excess of $10 million, will transfer during the third quarter 2007.  We have had many other smaller successes as well.

Credit quality measured by net charge-offs remained excellent for the quarter at only $143,000 and so far year-to-date at $268,000.  However, nonperforming assets increased $14.9 million from a year ago to $15.5 million for a 0.85% of loans and other real estate owned.  As indicated last quarter, non-performing balances would experience variability over the next few quarters and consequently have negative impacts on the current net interest margin. This quarter’s NPAs reduced net interest income by over $300,000.  We remain confident that while non-performing loans will vary, losses will be minimal as a result of our underwriting standards, our collateral positions, and personal guarantees. I remind everyone that the Company recaptured $550,000 of its loan loss provision in the first quarter related to the full payment, including past due interest, of an $8 million nonperforming asset.  This quarter the provision was primarily based upon loan growth, as well increased risk related to current market conditions, and totaled $1.1 million.  Therefore, the swing in GAAP earnings quarter-to-quarter was $1.650 million from provisioning.

On our website we have posted a slide for this call disclosing pro forma operating results for the first two quarters without the non-cash provision of $1.1 million after-tax compared to the first quarter’s recapture of $550,000 after-tax.  Please refer to this table.  This exercise discloses that the net second quarter operating earnings pre-provision was only $150,000 lower than the operating earnings for the first quarter.  We are not suggesting that loan loss provisioning will go away. The point is that we have increased our capacity to grow revenues and the increase cash revenues have nearly offset the added cash overhead during the second quarter.

I will move on now to discuss the added overhead and where we believe we are headed for the remainder of this year and next. With the exception of salaries and benefits, overall expenses were in line with expectations.  We have always recognized that our number one strategic challenge to continue profitable growth is our ability to attract and retain the best banking professionals. During the first and second quarters, we hired several additional loan producers and other key personnel.  We believe these overhead additions have already resulted in  improved loan growth and fee income generation with commercial loan growth exceeding expectations, and has largely offset the weaker residential loan growth and slower fee generation.  Because of the size of this overhead add and slower revenue growth, the overhead ratio increased to 69.5% for the second quarter.  While significant progress in revenue generation, primarily in the commercial lines, will be evident from these personal investments during the second half, we believe that unfavorable residential market conditions, other factors impacting revenue growth, and further staff additions will most likely not allow the overhead ratio to decline meaningfully until the first quarter of 2008.  I want to add also that this added capacity to make loans and gather deposits, particularly as we have enhanced personnel on the Treasure Coast, also enhances our opportunity to benefit over the next 12 months from the over $1.3 billion in community bank deposits and loan relationships that transferred to National City in the first quarter this year.

I’ll turn it back to Denny for any further comments.

Dennis Hudson:

Thanks Bill.  As you have seen, the challenges we have been facing over the past few quarters remain with us today and are likely to remain with us over the balance of the year.  The effects of the negative real estate market have been more impactful than many have anticipated.  Combining together a smaller balance sheet and higher overhead has produced disappointing results this quarter.  Moving forward, we remain committed to improving our revenue momentum as our expansion efforts and the disruption begins to produce greater results.  Seacoast remains the leading bank franchise headquartered in the State of Florida and, despite the challenges of the past few quarters, will continue to grow our franchise and in so doing build value for our shareholders.

There are two additional issues I thought I would discuss before we open up for questions.  First of all, the allowance for loan losses:  As Bill said, a little over half the provisioning for this quarter was related to loan growth.  That said, we also believe that economic conditions remain soft.  We saw our NPAs increase back to the level they were two quarters ago and these types of facts continue to weigh on the factors we use to guide our provisioning.  As you all know, we took a $2.2 million provision in the fourth quarter of last year following a rigorous review of our commercial real estate and construction portfolios.  This action was necessary given the market conditions we saw, and early identification of potential problems is the best course to effectively mitigate loss exposure. I would remind all of you that we were among the earliest companies to take this kind of action.  We have had good success since that date, and we intend to be among the first to show improvement as we move forward.

Second of all, I just wanted to say that we are not alone when it comes to feeling the impact of the difficult interest rate environment and the impact of an unwinding of an overvalued real estate market.  We are, however, unique in one very important way.  We remain the only traded bank in the state that has nurtured and grown a robust customer base, both commercial and retail with dominant market share, in markets that will continue to grow significantly in coming years.  We possess today true franchise value, something that is very rare; and that value is under pressure given the difficult environment we find ourselves in, but the core fundamentals remain unchanged for Seacoast.  We remain concentrated in Florida’s top growth markets. We have maintained strong market share. Our fundamental growth and customer relationships is strong and is showing signs of accelerating. The challenges we face today are common to others in our industry.  If we were to ever at some point consider a sale of our Company, it seems to me we would want to do so at a time in the future when our performance is in better alignment with our long-term prospects.  Today’s environment makes that very difficult to achieve.  We have a talented and experienced management team and that team is focused on delivering higher levels of performance as we move out of the current environment and into 2008.

With that, I’ll turn the call over to a few questions.

Operator:

Thank you.  We will now begin the question and answer session.  If you have a question, please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pickup the handset first before pressing the numbers. Once again, if there are any questions, press star then one.

Thank you.  At this time we do have Jennifer Thompson from Oppenheimer; please go ahead.

Jennifer Thompson:

Hi. Good morning everyone.

Dennis Hudson:

Good morning.

William Hahl:

Morning Jen.

Jennifer Thompson:

I missed the first couple minutes, so I apologize if you have talked about this, but the non-performers that went on additionally this quarter, just looking for a little bit more color:  maybe in terms of size, what happened there, are there any specific reserves set against those loans, that type of thing?

Denny Hudson:

Very simply put, the increase this quarter was primarily concentrated in commercial real estate and loans that are secured with commercial real estate property.  There was also a small amount of residential but very, very small that went non-performing this quarter. Those represent credits that are further down the road in terms of resolution moving towards foreclosure and we have looked very carefully at values and guarantors and the like and feel very confident in carrying them at book value.

Jennifer Thompson:

Okay.  What’s the average size of the loans in non-performers, approximately?

Dennis Hudson:

They range from a couple hundred thousand dollars to $8 million.  There were a number of loans.  We have not disclosed the exact information there, but I think that gives you a flavor for what we are looking at.

Jennifer Thompson:

Okay, I mean you guys did and you were the first to talk about going through the portfolio very carefully and scrubbing it but… Just your kind of thoughts on, we are standing here now in the second quarter and there’s maybe some additional non-performers, additional reserve build. What has changed in your mind versus what you guys were looking at in the fourth quarter from a macro perspective?

Dennis Hudson:

Probably what has changed is that things haven’t improved; conditions remain very tough.  We continue to work, even after that work that we did in the second half of last year that resulted in a large provision in the fourth quarter.  The key focus there was to begin working on potential problems.  As those potential problems move forward and get worked hard and very aggressively by us, often you’re going to see them go non-performing. They are going to move into foreclosure and the like and move, again, forward to liquidation.  Our whole focus is on getting any potential problem credit resolved either through a liquidation process with a borrower or through other means to improve the condition of it. So I think it’s just a natural evolution as we continue to go forward and work these issues.  I don’t think it’s anything different than is happening in a lot of organizations, particularly in South Florida, and in Florida and some of the Sunbelt states given the activity that’s gone on here over the last several years.

Jennifer Thompson:

Great.  Just one last question, the mention of hiring of the consulting firm, just what are the types of things that you guys are looking at and what was the thought process behind going in that direction?

Dennis Hudson:

We are, and have been for the last six or seven months, doing some work, some consulting work and it’s primarily in the area of strategic planning, looking at the potential that exists in the markets we’ve carved out for ourselves, looking at the various business lines that we are currently delivering in those markets, and focusing better attention on what we can do to fully benefit from the franchise we’ve developed here in the state and what sort of expectations we ought to have going forward as we develop those plans for performance. So that’s what we are working on there, but more of a strategic look.  We are now at the point of bringing it down to more detailed information.  As we have better information to share with you regarding our longer term outlook, we are certainly going to do that.

Jennifer Thompson:

Great. Thanks very much guys.

Dennis Hudson:

Thanks Jen.

Operator:

Thank you. Our next question comes from Eric Ether from Morgan Stanley; please go ahead.

Eric Ether:

Yes, hi gentlemen.

William Hahl:

Good Morning.

Eric Ether:

My question concerns… I live here in the Pacific Northwest, a long ways from where you guys are, but I’m familiar with your area.  I understand that Piper, that is a major employer in the area that you serve, may be leaving the area.  There’s some sort of referendum scheduled for this fall, I believe. Can you comment on that and how significant a blow it would be to you folks if they were to leave and move to Oklahoma?

Dennis Hudson:

Well first of all, we don’t have a lot of large employers in these markets. The economy in this part of Florida is largely service-based economy. The Piper operations is located in Vero Beach and is relatively small.  I’m sorry, I don’t have all of the details to give you the specifics on that, but I’m going to say that their employment base there is 500 or 600 people—it is not a huge number.  It is not altogether clear that they would be leaving, but they are looking at a variety of options.  I know the State of Florida has done a tremendous job bringing to bear a lot of incentives to keep Piper there, but it’s something that will unfold over the next year and a half or so.

I will give you another example though: We had in another area of our market, where we are headquartered, a long 30-year relationship with another aircraft frame manufacturer.  They announced plans to close that plant after diligently working with them for several years here in the local municipality.  Again, we are only talking 500 to 600 people in that plant.  By the way, those would comprise the only large employers, manufacturing employers, in this area of Florida.  Here it is five years after that occurred and they have actually started to expand their presence here and ended up not leaving after all of that.  So it’s all very speculative and it’s fairly inconsequential.

A more significant development for us in this area of Florida though has been the entry, which has been led by the State, of attracting new biotech firms into this area. We had one very significant development that is occurring right now and that’s: first of all, Scripps Research—which you may be familiar with, south of you in La Jolla, California—is opening and under construction as we speak in Northern Palm Beach County with a very significant facility.  In St. Lucie County another firm, Torrey Pines Institute, is moving their headquarters from Torrey Pines here to St. Lucie County and that building is now under construction as of about two months ago.  So we have some good developments in the biotech area that I think will be very helpful for our economy.

Eric Ether:

Okay, second question, if I might, on an unrelated issue.  You mentioned that National City within the last year or two had bought out two of your local competitors.

Dennis Hudson:

Yeah..

Eric Ether:

Can you tell me what multiple of book value they paid for those competitors?

Dennis Hudson:

It was a significant premium and I don’t have it off the top of my head, but it was probably on the order of three times book or better.

Eric Ether:

Okay, would that be times tangible book?

Dennis Hudson:

Sure.

Eric Ether:

Thank you.

Dennis Hudson:

Thank you very much.

Eric Ether:

Thank you.

Operator:

Thank you. Our next question comes from David Bishop from Stifel Nicolaus; please go ahead.

David Bishop:

Yeah, good morning, gentlemen.  How you doing?

Dennis Hudson:

Hey Dave.

David Bishop:

Hey, quick follow-up on Jen’s question regarding some of the increases in the non-performing loans: Were they.. was there any identification of them during the fourth quarter scrubbing? Were these on the watch list or special mention list? — I mean these credits you had been identifying?  Or were these just something that slipped into non-performing relatively quickly due to market conditions or lack of sales or what have you?  Maybe give us some color on that.

Dennis Hudson:

No, these were all identified probably in the second and third quarter of last year as being potential problems.

David Bishop:

And were specific reserves set up then or is that something you can disclose in terms of…

Dennis Hudson:

Well, you know, again, our portfolio is secured with real estate and the thing to keep our eyes on are whether the original equity requirements that we had going in still keep us in good shape when it comes to valuation.  We are continuously looking at valuations of real estate that are the underlying collateral for loans, including all of the loans that we marked to non-accrual this quarter.  All I can tell you is that we feel comfortable about those valuations.  There have been certainly declines evident, but fortunately the equity requirements going in were such that it kept us in good shape, so we do not have specific valuation numbers associated necessarily with those credits. The provision that we took in the fourth quarter and a portion of the provision this quarter—and I’d remind everybody that a little more than half the provision this quarter was really more focused on the growth that we have had in the portfolio—the balance of it was due to various qualitative factors that we measure through time, but none of it was driven by the potential for loss.  So I hope that helps out.

David Bishop:

I think you made a comment in the preamble, there was some glimmers of hope, at least maybe I interpreted it wrong, misinterpreted it, on the residential market. I’d be curious to hear what drove that statement or…

Dennis Hudson:

If you go back to our call last quarter, we talked a lot about where we saw the residential market and there was actually a slide on that call—we probably should have reposted it this time—that depicts where we have been the last few years and where we are now and where we see us going in terms of market conditions.  At the last call I said that we were beginning to see some positive signs in the residential market, and I would say those signs continue with us this quarter.  The amount of residential new product being delivered in every market that Seacoast operates in has fallen dramatically—and there has been in the first quarter a pretty sizeable pickup in sales activity that is continuing right now—but it’s still at a very anemic level.  So you have seen things bottom out in terms of sales activities, and you have seen the pipeline of new products beginning to shrink really for the first time since we bumped into this issue.  So it’s clear that is happening. Having said that, I don’t think it’s going to bounce; it’s just going to slowly build over the next couple of years to a more normal condition. In the meantime, to the extent we have assets that we are concerned about, loans that we are concerned about, we will have to just continue to work through those and work with them.  But we are clearly seeing signs.  I mean there’s no doubt that conditions have improved.  Inventory levels are now coming down, but the sales activity is still at a level that one would consider slow, although improved over, in particular, the third and fourth quarters of last year.

David Bishop:

Then one final question here. In regards to second half loan growth and the funding there, obviously it sounded like there was a combination of seasonal outflows and housing related outflows in terms of DDA balances and other deposits. How should we think about the funding of second half loan growth?  Is that going go be a function of wholesale deposits or borrowings, or is that going to be continued securities runoff?  Thanks.

William Hahl:

Well, we are going to be challenged over the second half of the year, particularly since we are running into our slowest seasonal time for deposits, the third quarter.  However, we have had some pretty good growth, as noted by the 8.3% interest bearing core deposit growth in the second quarter, so we are beginning to see some successes from the expanded markets that we are operating in offsetting some of these outflows.  So I think it’s going to be a combination of deposit growth and probably wholesale funding, because we believe that as we continue to ramp up our capabilities in the other markets—our current market is generating more loans than deposits—that we will be replacing temporary wholesale funding with deposit growth.

David Bishop:

Thanks.

Operator:

Thank you. Our next question comes from Christopher Marinac from Fig Partners; please go ahead.

Christopher Marinac:

Thanks.  Good morning.

Dennis Hudson:

Morning.

Christopher Marinac:

Denny, did I hear you correctly that you’re having difficulty in Orlando on deposits?  I just wanted to clarity that.

Dennis Hudson:

No, what I was saying was that what we saw over the last six to nine months in South Florida—which continued even this quarter but at a smaller rate—was a decline in average balances, and it was primarily focused on some of the commercial categories.  We have been talking for several quarters, Chris, about how that is clearly related to the slowing residential real estate market and the impact that has had on escrow balances and the like that we hold for various customers, whether they be title companies, or builders, realtors, attorneys, and the like.  I was just commenting that we saw some average balance decline.  We did not see average balance declines quite as significantly in the Orlando market until more recently in the cycle, a little bit last quarter and a little more this quarter.  So I was just commenting that we had, we believe, the real estate effect was a little delayed as you moved into the central part of the state, which is consistent with all our anecdotal information.

Christopher Marinac:

So in terms of the team you have there and the opportunities going forward, is that still as good as ever?

Dennis Hudson:

Right.

Christopher Marinac:

Okay, very good.  Then my follow-up is just a more macro question about house prices that you are seeing in actual sales. There’s a statement made at another conference call this morning that house prices really haven’t changed in South Florida. I want to know specifically within your counties on the coast, what you are seeing, and what actual transactions have been posted?

Dennis Hudson:

It depends on the house.  My sister bought a house about a week ago or two weeks ago at a significant discount over the price paid for a similar house down the street two years ago.  But when you look at it carefully, there was a significant increase in value that was felt two years ago and that’s all been given back now. There are other markets and neighborhoods where you’ll see much more reasonable price softening out there.  There’s no doubt that prices are down.  You have seen numbers anywhere from in the teens to the 20s.  Wouldn’t you agree, Russ?

Russ Holland:

Yeah, and it does depend on the area.

Dennis Hudson:

…but it really does depend on the area and frankly on what kind of appreciation they saw over the last three or four years.  Some of the large builder projects that were thrown up at the last minute by some of the national builders at super premium pricing at the tippy top of everything are going to be the ones that are hurt the most.  But on the used side, you just haven’t seen a wholesale collapse of pricing. I think things are stable and are remaining stable, fairly stable. But there’s clearly been 15-18% sort of generalized decline in value.

Christopher Marinac:

Great. Thank you very much.

Operator:

Thank you. Our next question comes from Matt Olney from Stephens Incorporated; please go ahead.

Matt Olney:

Yes, I’d like to ask for some more commentary on asset quality by market, maybe a comparison of your core market in Treasure Coast compared to the newer market in Orlando and down south where you have also entered in the Broward County.  Thanks.

Dennis Hudson:

Well, there’s really no story there. The asset quality issues will continue or the non-performing assets will continue to fluctuate as we resolve issues and move them through the process.  I don’t know that there’s any particular market that would give us concern or that would represent a bigger piece of that. It’s still a relatively small number, what, $18 million or so in non-performing assets—excuse me, $15 million in non-performing assets.  It has not been in our new markets. These are credits that we have been dealing with for many years.

Matt Olney:

So in terms of your maybe watch loans, you don’t see any kind of concentration either, same story?

Dennis Hudson:

Yes, I’d say it’s very much the same story: a very balanced sort of portfolio of loans that we continue to work carefully.

Matt Olney:

Okay, and my follow-up question, just do you expect to… Well, first of all, are you still pursuing some producers from competitors like National City or some other organizations out there; and if so, do you expect some additional producers to come online in the back half of ’07 or maybe even in ’08?

Dennis Hudson:

We continue to be vigilant and look for those opportunities and we have some activities that we are currently undertaking, but we have done a fair amount of work in the first half of the year and I think the bulk of that work is behind us.  We are now just continuing to focus on building our pipelines.  I’d like to point out that the loan growth that we’re producing obviously, clearly, has very little to do with residential development—in fact nothing to do with residential development at the moment.  It tends to be more focused in the commercial real estate areas.  The real focus that we have, and the reason we have been talking about this, is that we’re looking to acquire deep robust new relationships with existing companies and existing people in our existing footprint that maybe would like to continue to do business with a local community-based organization.  This is not about taking huge amounts of risk out there or looking at entirely new areas for us to focus on.  It’s more a function of us taking advantage of the potential for disruption and being there with the people that are interested in building deep relationships with this Company.  That’s the key component to our franchise value and our overall value as an organization going forward.  We are not about transactions; we are about relationships.  We preach that continuously to our people, and that’s what we are doing right now with this opportunity and any number of opportunities.

Matt Olney:

All right, thanks guys.

Operator:

Thank you. Our next question comes from Al Savastano from Fox-Pitt Kelton; please go ahead.

Al Savastano:

Hi guys. How are you?

Dennis Hudson:

Morning.

William Hahl:

Hi Al.

Al Savastano:

Could you give us a little color on those commercial real estate credits that went on non-accrual in terms of property type and maybe area of the state, or explain to us exactly what happened to cause that loan to go on non-accrual?

Dennis Hudson:

We said that they represented a number of credits.  They are largely commercial real estate credits. They’re all secured with real estate and we believe that the values associated with the loans are sufficient to cause us to feel comfortable to carry them at the value.  I don’t know what more I can say other than… I’m not going to get into the particulars of the individual borrowers and the like. They tend to be in our market and that’s about all I can say at this point. I don’t want to…

Al Savastano:

I guess what I’m looking for…

Dennis Hudson:

So…what are you looking for?

Al Savastano:

There seems to be a disconnect in my mind.  I thought the message was that residential was a problem and commercial real estate really wasn’t, so I guess I’m just a little surprised that you had some commercial real estate non-performers this quarter.  I guess I’m just looking for what areas in commercial real estate had some issues.

Dennis Hudson:

Oh okay; I’m sorry.  I’m sorry; now I understand what you are shooting at. These loans are largely related to the residential market. They are commercial loans that we have with builders and developers that are experiencing distress and we are moving through, potentially through foreclosure with some of them. With others we will probably see them resolve it another way.  But they are all related to the residential slowdown.  There’s no doubt about it, Al.  These are not, in fact—with the exception of a handful of smaller residential individual residential properties and the like—they are all related to the residential slowdown.

Al Savastano:

Just a second question, can you update us on the bank’s exposure in the Naples/Fort Meyers area and that market, and your level of concerns in that market?

Dennis Hudson:

Well you know we haven’t talked about that.  I think there was a press report that we filed a lawsuit against another bank in a credit that we are involved in.  We continue to work on that.  It’s not something we have talked a lot about.  I’m not sure what you’re looking for there.  We have very little, like almost no exposure there in terms of our portfolio, if that’s what you’re asking.

Al Savastano:

It’s just that one credit?

Dennis Hudson:

Yes.

Al Savastano:

How do you feel about that credit at this point?

Dennis Hudson:

We’ll continue to work it.  We are working right now with others to continue to approach guarantors and when we have something to say we will.

Al Savastano:

Okay. Thank you.

Operator:

Thank you. Our next question comes from Edward Barr from E. S. Barr & Company; please go ahead.

Edward Barr:

Hi Dennis.

Dennis Hudson:

Hi there.

Edward Barr:

You have touched on franchise value a couple of times and obviously the stock price is way down. I wondered if you considered yourself to have excess capital and what the prospects were for share repurchase at this junction?

Dennis Hudson:

Well we have…  We need to carefully look at our growth over the next year and the like, but it’s something certainly a lot more attractive today than it was six months ago.  Again, we don’t have anything to announce on that yet, but when we do, we will talk about it.  But it’s a possibility; there’s no doubt about it, Ed.

Edward Barr:

Do you consider yourself to have excess capital at this juncture?

Dennis Hudson:

Yes, but not a gross amount of excess capital.  I think our equity to asset ratio today is what you can see in our release.  We remain very well capitalized and have a certain amount of excess capital. The other thing I would point out is that we have very little other forms of capital funding on the balance sheet and that’s something that we will continue to look at.

Edward Barr:

You’re looking at it on a more heightened basis at present?

Dennis Hudson:

Without a doubt.

Edward Barr:

Thank you.

Operator:

Thank you. Our next question comes from Jim or Tim Cusack from Raymond James Finance; please go ahead.

Tim Cusack:

I was interested in knowing which national consulting firm that you retained and what specific directives you may have given that firm?

Dennis Hudson:

Well we haven’t discussed it other than to say it’s a national firm. It’s a well known firm, one that has a great reputation; and I think I talked about that earlier.  The focus will be, has been and continues to be as we complete our project, taking a deeper strategic look at Seacoast’s position in its markets and the potential that exists within those markets to realize significant improvements and the value over time, and finally to allow us to better benchmark what sort of performance expectations we have as we move forward and continue to win business.  So hope that…  We talked about that earlier, but I hope that clarifies it.

Tim Cusack:

Thank you.

Operator:

Thank you. Once again, if there are any questions, press star then one.  Mr. Hudson, there are no questions at this time.

Dennis Hudson:

Well thank you very much for your attendance today, and we look forward to talking with you all next quarter.

Operator:

Thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.